Exhibit 10.7
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is between American Water Works Service Company, Inc. (“American Water” or the “Company”) and Walter Lynch (“Executive”).

WHEREAS, Executive is a full-time executive employee of American Water;

WHEREAS, Executive is voluntarily retiring from his employment with American Water, which will end on February 2, 2022 (the “Separation Date”);

WHEREAS, Executive and American Water have agreed to resolve all claims and potential claims which have been, or could have been, brought by Executive against American Water arising out of Executive’s employment with American Water to date;

WHEREAS, Executive and American Water desire to enter into this Agreement to document the terms of the separation of Executive’s employment with American Water, with the parties agreeing that neither party admits wrongdoing, fault, or liability whatsoever, and that nothing herein shall be construed or interpreted as an admission of any wrongdoing, fault or liability of either party; and

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Consideration.

a.Severance. American Water shall pay Executive’s current base salary from February 2022 through January 2023 (the “Severance Period”), which will be paid on American Water’s regular pay schedule beginning the first regular pay day in February 2022 (the “Severance Payment”), provided that Executive (i) is not in breach of his obligations under Section 4 of this Agreement and (ii) has not otherwise revoked his waiver of any potential claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”) in accordance with Section 9 of this Agreement. This amount will be subject to regular lawful withholdings and deductions.

b.Group Health Insurance. Executive, at his option, may continue to participate in American Water’s group health insurance plan pursuant to the federal Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). American Water will reimburse all COBRA premiums and related costs for Executive during the Severance Period. Thereafter, Executive and any eligible dependents will be entitled to continue health care coverage at Executive’s sole expense for the remaining balance of the coverage period pursuant to COBRA. Executive’s right to COBRA health care continuation will be set forth in a

Separation Agreement and General Release Between American Water
And Walter Lynch

separate letter. If Executive elects not to participate in the Company’s group health insurance plan or if Executive fails to make timely monthly contributions (as this term is defined in the COBRA documentation that shall be provided Executive), Executive shall lose all eligibility for continued participation in the Company’s group health insurance plan.

2.Valid Consideration. Executive acknowledges and agrees that the consideration set forth in Section 1, in addition to any other salary, benefits, and terms and conditions of employment that he is receiving by way of this Agreement to which he is not otherwise entitled: (i) is not required by the Company’s policies or procedures or by any pre-existing contractual obligation of American Water, (ii) constitutes valid consideration for the Executive’s promises and obligations under this Agreement, and (iii) is in complete satisfaction of any and all compensation and benefits due to Executive from the Company (other than any of Executive’s accrued benefits that vested prior to the Separation Date or as otherwise provided in Section 8).

3.Confidentiality; Non-Disclosure; Return of Property, Disparaging Statements, References.

a.Confidentiality. Executive understands and agrees that the terms and contents of this Agreement shall remain confidential and shall not be disclosed by Executive or Executive’s agents and representatives, with the exception of: (1) disclosure to members of Executive’s immediate family, Executive’s attorneys, accountants, tax or financial advisors, each of who shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) disclosure to the Internal Revenue Service or state or local taxing authority; (3) disclosure as is expressly required or protected by law; (4) disclosure by American Water or its parent company, American Water Works Company, Inc., through a press release or in a filing with the Securities and Exchange Commission, or to a national stock exchange; (5) any disclosures made by the Executive to pursuant to the whistleblower provisions in the Exchange Act (15 U.S.C. § 78u-6) and the Sarbanes Oxley Act of 2002 (18 U.S.C. § 1514A); or (6) in any action to challenge or enforce the terms of this Agreement provided that such disclosure is covered by an appropriate confidentiality order to the maximum extent permitted by the applicable authority. Nothing contained in this Agreement shall preclude Executive from initiating and/or cooperating fully with any governmental investigation.

b.Non-Disclosure of Confidential Information and Trade Secrets. Executive acknowledges that as an employee of American Water, Executive had access to and was entrusted with the Company’s confidential and proprietary business information and trade secrets defined in this Section 3(b)(i). At all times prior to, during, and following Executive’s separation from employment with American Water, Executive represents that he has maintained and agrees that Executive will continue to maintain such information in strict confidence and has not disclosed, used, transferred or sold and will not disclose, use, transfer or sell (directly or

Separation Agreement and General Release Between American Water
And Walter Lynch

indirectly) such information to any third party (except as may be required by law or legal process) so long as such information or proprietary data remains confidential and has not been properly and lawfully disclosed or is not otherwise in the public domain. Executive further agrees that, at the Company’s request, Executive will deliver and/or provide access to any personal computing device, telephone, hard disk, backup tapes, cloud systems, disks or thumb or flash drives for the Company’s review and permit the Company to delete all confidential and proprietary business information and trade secrets contained on such devices.

i.Definition of “Confidential and Proprietary Business Information and Trade Secrets. For purposes of this Agreement, “confidential and proprietary business information and trade secrets” includes, but is not limited to, all information about markets, key personnel, operational methods, proprietary intellectual property, real property, plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, policies, customer or prospective customer lists, customer related data, marketing plans and strategies, financial information, documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company and the confidentiality of which the Company attempts to maintain with reasonable efforts and which the Company has not released to the general public.

c.Notice of Immunity for Confidential Disclosure of a Trade Secret to an Attorney, the Government or in a Court Filing. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

•Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 18 U.S.C. § 1833(b)(1).

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. 18 U.S.C. § 1833(b)(2).

Separation Agreement and General Release Between American Water
And Walter Lynch

d.Return of Property. Executive shall, on or prior to the Separation Date, return to American Water (and shall not retain any copies of) any and all property of the Company in Executive’s possession, including (without limitation) all papers, documents, business plans, project or pipeline information, correspondence, office access badge, Company-issued cell phone, garage ID hang-tag, keys, credit cards, electronic or digitally stored information, and computer equipment.

e.Disparaging Statements. Executive agrees not to make written (to include online or other written statements) or oral statements about American Water, its affiliates, or any of the other Releasees (as defined in Section 5(a) below) that are negative or disparaging. Nothing in this Agreement shall preclude Executive from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state, or local governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement. Executive understands that this is a material provision of this Agreement.

f.References. Executive agrees that all requests for references will be directed solely to the attention of Melanie Kennedy, Executive Vice President, Chief Human Resources Officer, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, Melanie.Kennedy@amwater.com.

Upon any request for a reference, Ms. Kennedy will solely confirm Executive’s dates of employment with American Water, positions Executive held with American Water, and Executive’s last salary earned with American Water.

g.Taxes. As required by law, the Company will issue the appropriate IRS Form(s) at the appropriate time. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect. Executive agrees that (i) Executive shall be solely responsible for all taxes, including, but not limited to, income and excise taxes, imposed on Executive in respect of amounts paid to Executive by the Company under this Agreement; (ii) Executive shall not seek reimbursement from the Company for such taxes; and (iii) Executive agrees to and does hereby indemnify and hold the Company harmless against any and all tax liability, interest, and/or penalties.

4.Non-Competition and Non-Solicitation.

a.Non-Competition.

i.Executive agrees that, during the Severance Period, Executive will not either alone or in association with others engage in any duties for a Competitive Business (as defined below) with respect to any business development opportunity, in either the Company’s regulated or market-

Separation Agreement and General Release Between American Water
And Walter Lynch

based business anywhere in the United States, that is in the Company’s pipeline, as of the date Executive executes the Agreement, of which Executive is aware or has been made aware through information received in any business planning session, business performance reviews, growth calls, commercial development committees, or any other manner. Executive agrees that he will not perform such duties either for Executive or any other person or any other business entity or organization that is engaged in any business or enterprise that is competitive with the Company’s business (“Competitive Businesses”). The Company has identified the following companies as Competitive Businesses: Algonquin/Liberty, Essential Utilities, NextEra, and Corix.

“Engaging in” on Executive’s part shall include the following activities: engaging in, working with, having an interest or concern in, advising, or permitting one’s name to be used in connection with, an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firms, associations, companies or corporations, whether as a principal, agent, shareholder, employee, officer, director, partner, consultant or in any manner whatsoever (it is being understood that Executive will retain the right to invest in or have an interest in entities traded on any public market or offered by any national brokerage house, provided that such interest does not exceed 1% of the voting control of that entity).

b.Non-Solicitation.

i.Executive agrees that, during the Severance Period, Executive will not either alone or in association with others call on, solicit, or permit any organization directly or indirectly controlled by Executive or which may employ Executive to call on or solicit, in any manner, any Client of the Company.

“Client” shall mean any corporation, partnership, association, United States military base, or United States (to include federal, state, county or local government) or foreign governmental entity that has or had an account or contract with the Company or any of its subsidiaries or parent during Executive’s employment or on the Separation Date regardless of whether Executive has directly worked with such client.

ii.Executive further agrees that, during the Severance Period, Executive will not directly or indirectly, either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive or which may employ Executive to solicit, any employee or executive of the Company to leave the employ of the Company, or solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive or which may employ

Separation Agreement and General Release Between American Water
And Walter Lynch

Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at the time of the termination or cessation of Executive’s employment with the Company; provided that this clause shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of six (6) months or longer at the time of such solicitation, hiring or employment.

c.Extension of Restrictions. If Executive violates any of the provisions of this Section 4, the duration of the provisions shall automatically be extended, and Executive shall continue to be bound by the restrictions set forth in Section 4 until a period of twelve (12) months has expired without any violation of such provisions.

d.Interpretation. If any restriction set forth in Section 4 is found by any court of competent jurisdiction to be overbroad, such restriction shall be enforceable to the maximum extend permissible by law.

e.Equitable Remedies. The restrictions contained in this Section 4 are necessary for the protection of the business and good will of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 4 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of a bond or other security and without proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled, including but not limited to liquidated and punitive damages. Executive further agrees that the Company shall be entitled to its reasonable fees and costs if a court of competent jurisdiction issues a preliminary or permanent injunction against the Executive or a court of competent jurisdiction finds that Executive breached the terms of the Agreement.

5.General Release of Legal Claims

a.Executive, on behalf of Executive, and his heirs, executors, administrators, and/or assigns, does hereby releases and forever discharges American Water, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, partners, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, “Releasees”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and

Separation Agreement and General Release Between American Water
And Walter Lynch

demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Executive ever had, now has or which Executive’s executors administrators, or assigns hereafter may have from the beginning of time to the date Executive executes this Agreement, and including, without limitation, any claims arising from or relating to Executive’s employment relationship with American Water, and the termination of such relationship, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the ADEA, the OWBPA, the New Jersey Law Against Discrimination (“NJLAD”), the Conscientious Employee Protection Act (“CEPA”), the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the New Jersey Equal Pay Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, the New Jersey Constitution, the common law of the State of New Jersey, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law, the Pennsylvania Public Employee Relations Act (if applicable), the Pennsylvania Pregnancy Guidelines of the Human Relations Commission, the common law of the State of Pennsylvania, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs. Nothing in this Agreement shall waive rights or claims that arise after the date that Executive executes this Agreement.

b.    Notwithstanding the broad scope of Section 5(a), this Agreement is not intended     to bar any claims that, as a matter of applicable law, whether by statute or otherwise, cannot be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any claims that arise after the date that the Executive executes this Agreement. Nothing in this Agreement is intended to interfere with, prevent or prohibit Executive from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”) (including a challenge to the validity of this Agreement), Department of Labor (“DOL”), Securities and Exchange Commission (“SEC”) or National Labor Relations Board (“NLRB”). Nor should anything in this Agreement be read to deter or prevent Executive from cooperating with or providing information to such a governmental agency during the course of its investigation or during litigation. However, Executive understands and agrees that, that except for claims brought pursuant to the SEC’s Whistleblower Program (15 U.S.C. § 78u-6 and 18 U.S.C. § 1514A), Executive may not recover any monetary benefit or individualized relief as a result of any such claim brought on Executive’s behalf.

6.Cooperation.  Executive agrees that Executive shall cooperate with the Company in the prosecution or defense of any claim currently pending or hereinafter pursued by or against the Company without the payment of any additional compensation other than as set forth in this Agreement. Upon receipt of appropriate supporting documentation,

Separation Agreement and General Release Between American Water
And Walter Lynch

American Water shall reimburse Executive for all of Executive’s approved and reasonable costs and expenses incurred in connection with such cooperation. In the case of legal proceedings involving American Water, to the extent permissible by law, Executive will notify, in writing, the individual then holding the office of General Counsel, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102-1658, of any subpoena or other similar notice to give testimony or provide documentation within two (2) business days of receipt of the same and prior to providing any response thereto. Nothing in this Agreement shall preclude Executive from participating in and fully cooperating with any governmental investigation.

7.Business Expenses and Compensation.  Executive acknowledges and agrees that (i) should Executive execute this Agreement, the consideration set forth in this Agreement is in complete satisfaction of any and all compensation and benefits due to Executive from the Company, and that no further payments, compensation, benefits or other amounts are owed or will be paid to Executive by the Company, unless specifically described in this Agreement; (ii) Executive has been reimbursed by American Water for all business expenses incurred in conjunction with the performance of Executive’s employment and that no other reimbursements are owed to Executive; and (iii) Executive has not suffered any on-the-job injury for which Executive has not already filed a claim.

8.Accrued Benefits. In addition to the consideration provided under this Agreement, following the Separation Date, Executive will be entitled to receive (i) any accrued, but unused, vacation as of the Separation Date, which will be paid to Executive on the first Company payroll date that follows the Separation Date and (ii) any accrued or owing, but not yet paid, vested benefits under the Company’s 401(k) plan, pension plan, nonqualified deferred compensation plan, and post-employment retirement plan and any other plan in which Executive may have participated, will be paid to Executive at the times provided under such plans. Any restricted stock units and performance stock unit grants that were granted to Executive under the Company’s Long Term Performance Plan (“LTPP”) that are outstanding as of the Separation Date will be subject to the terms and conditions of the respective grant agreements covering such grants to include the letter agreement between Executive and the Company dated February 12, 2020 (the “Offer Letter”).

9.Acknowledgements. Executive hereby certifies and acknowledges that:

a.Executive has read the terms of this Agreement and that Executive understands its terms and effects, including the fact that Executive has agreed to REMISE, RELEASE, AND FOREVER DISCHARGE Releasees from all claims set forth in Section 5(a);

b.Executive is receiving consideration which is in addition to anything of value to which Executive otherwise would have been entitled had Executive not executed this Agreement;

Separation Agreement and General Release Between American Water
And Walter Lynch

c.Executive enters into this Agreement knowingly and voluntarily without any coercion on the part of any person or entity;

d.Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever Executive deemed appropriate;

e.Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement, and has in fact consulted with attorney Michael O’Connor, Esq.;

f.Executive has been given twenty-one (21) calendar days within which to consider his choice to waive any potential ADEA or OWBPA claims as set forth in Section 5(a) (the “Consideration Period”) and, in the event that Executive signs this Agreement and returns it back to the Company in accordance with the Notice provision below during this Consideration Period, said signing constitutes a knowing and voluntary waiver of this Consideration Period. Executive further understands that any non-material changes to this Agreement do not restart the Consideration Period;

g.Executive shall have the right to revoke his waiver of any potential ADEA or OWBPA claims as set forth in Section 5(a) within seven (7) calendar days after signing the Agreement (the “Revocation Period”). If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke. If Executive elects to revoke, Executive shall notify Melanie Kennedy, Executive Vice President, Chief Human Resources Officer, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, Melanie.Kennedy@amwater.com in writing of Executive’s revocation. Unless revoked within this period, Executive’s waiver of potential ADEA or OWBPA claims will become irrevocable on the eighth (8th) day after the Agreement is signed;

h.Executive understands that the Consideration Period and Revocation Period set forth in Sections 9(f) and 9(g) above pertain only to Section 5(a)’s waiver of potential ADEA or OWBPA claims, and if he revokes his waiver of any potential ADEA or OWBPA claims, the remaining Sections of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law, except that the Company will be under no obligation to provide the Severance Payment provided in Section 1;

i.Executive understands that he will not be entitled to receive the Severance Payment provided in Section 1 unless and until (i) Executive executes this Agreement within the Consideration Period, but no earlier than the Separation Date; (ii) the seven (7) day Revocation Period expires without Executive having exercised Executive’s right of revocation; and (iii) Executive returns all Company property in accordance with Section 3(d); and

Separation Agreement and General Release Between American Water
And Walter Lynch

j.Executive does not waive rights or claims that may arise after the date this Agreement is executed.

10.Indemnification and Similar Rights. Nothing contained in this Agreement shall be construed to alter, limit, or release any right to indemnification, advanced payment of expenses, or similar rights that the Executive may have pursuant to the Company’s bylaws, other governance instruments, insurance coverage, or applicable law relating to actions by the Executive on behalf of the Company within the scope of and during the course of his employment with the Company.

11.Section 409A. To the extent applicable, this Agreement is intended to comply with the applicable provisions of section 409(A) of the Internal Revenue Code. Accordingly, all provisions herein are intended to be construed and interpreted to comply with section 409A of the Code or an exemption therefrom. Further, for purposes of section 409A of the Code, it is intended that each payment provided for hereunder, including each payment under a right to receive installment payments, be treated as a separate payment. Executive agrees and understands that neither the Company nor any of the other Releasees (i) have any obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to section 409A of the Code and (ii) makes or has made any representation, warranty or guarantee to Executive of compliance under section 409A of the Code.

12.General Terms.

a.Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below:

If to Executive:
Walter Lynch
11 John James Audubon Way
Marlton, NJ 08053

If to Company:
Melanie Kennedy
Executive Vice President, Chief Human Resources Officer
American Water Works Service Company, Inc.
1 Water Street
Camden, NJ 08102

Separation Agreement and General Release Between American Water
And Walter Lynch

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

b.Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Executive’s employment and termination thereof, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Notwithstanding the foregoing, given Executive’s expressed intent to retire, the terms of this Agreement supplement and do not replace any restrictive covenants (including but not limited to non-competition, non-solicitation, and non-disclosure obligations) contained in any other agreements to which Executive is a party, as well as any retirement or benefit plans in which Executive is or becomes a participant, that place greater restrictions on Executive.

c.Modification. This Agreement can be modified only by a writing signed by both Executive and a duly authorized agent of the Company.

d.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Company and Executive.

e.Interpretation of Agreement. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

f.Choice of Law and Forum. This Agreement shall be governed by the substantive law of the state of New Jersey without regard to its conflict of law rules.

g.Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement or an alleged breach thereof, as well as Executive’s employment or the termination thereof, shall be settled by confidential and binding arbitration before JAMS. If such controversy, dispute or claim between the parties cannot first be resolved by informal meetings and discussions, the dispute shall be settled by the Employment Arbitration Rules and Procedures of JAMS then in effect, and a corresponding award and judgment may be entered in a court of competent jurisdiction. The arbitration may be initiated by one party by sending a demand for arbitration to the other party, which demand will preclude any party hereto from initiating an action in any court, except as otherwise provided by law. Executive and the Company will equally share the JAMS administrative fees and the arbitrator’s fees and expenses, and Executive and the Company will pay their

Separation Agreement and General Release Between American Water
And Walter Lynch

own attorneys’ fees, except as otherwise provided by law. Any such arbitration proceedings shall be confidential and closed to the public. Neither party shall disclose the existence, content, testimony, evidence, or results of the arbitration (the “Confidential Arbitration Information”), except as necessary to comply with legal, statutory, or regulatory requirements. Executive and the Company likewise agree to take all steps necessary to protect the confidentiality of the arbitration proceeding in connection with any related court proceeding, including taking all necessary steps to facilitate of the entry of an appropriate protective order that requires all Confidential Arbitration Information to be filed under seal in any such proceeding, to the extent permissible by law.

The Company and Executive have carefully read and understand all of the provisions of this Agreement. They enter into this Agreement freely, knowingly, and voluntarily. In entering into this Agreement, neither the Company nor Executive is relying upon any representations or promises not expressly set forth in this Agreement. Intending to be legally bound to this Agreement, the Company’s representative and Executive sign their names below.

Executive is not permitted to sign this Agreement until February 2, 2022. If Executive signs this Agreement on or before February 2, 2022, it will be disregarded and will need to be re-signed. None of the consideration described in this Agreement will be provided to the Executive unless the Agreement is properly executed.

/s/ MELANIE KENNEDY	/s/ WALTER LYNCH
Melanie Kennedy Executive Vice President Chief Human Resources Officer American Water Works Service Company, Inc. Dated: February 2, 2022	Walter Lynch Dated: February 2, 2022

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